Exhibit 23.6

TBPELS REGISTERED ENGINEERING FIRM F-1580	FAX (713) 651-0849
1100 LOUISIANA SUITE 4600	HOUSTON, TEXAS 77002-5294	TELEPHONE (713) 651-9191

Consent of Independent Petroleum Engineers

Ryder Scott Company, L.P. hereby consents to the incorporation by reference in Vital Energy, Inc.’s Registration Statements on Form S-3 (File Nos. 333-257799, 333-260479, 333-263752 and 333-271095) and Form S-8 (File Nos. 333-178828, 333-211610, 333-231593 and 333-256431) of all references to our firm and information from our reserves report as of December 31, 2022, dated August 31, 2023, relating to the oil and gas reserves of Tall City Exploration III LLC.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.
TBPELS Firm Registration No. F-1580

Houston, Texas

September 13, 2023

SUITE 2800, 350 7TH AVENUE, S.W.	CALGARY, ALBERTA T2P 3N9	TEL (403) 262-2799
633 17TH STREET, SUITE 1700	DENVER, COLORADO 80202	TEL (303) 339-8110